EXHIBIT 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-117930 of PG&E Corporation on Form S-8 of our reports dated June 26, 2008 appearing in the Annual Reports on Form 11-K of PG&E Corporation Retirement Savings Plan and PG&E Corporation Retirement Savings Plan for Union-Represented Employees for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

San Francisco, California
June 26, 2008